Exhibit 10.3

Boston Private Financial Holdings, Inc.

Restricted Stock Award Agreement

This Agreement (“Agreement”) is made this     th day of                     , 20     (“Date of Award”), by and between Boston Private Financial Holdings, Inc. (“Company”) and                      (“Participant”).

WHEREAS, the Company hereby awards to Participant                      shares of Restricted Common Stock of the Company (the “Stock Award”) effective as of                     , 20     pursuant to the provisions of the BPFH 2004 Stock Option and Incentive Plan (the “Plan”). Upon acceptance of this Award, the Participant shall receive the number of shares of Common Stock of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

As a participant in the Plan, Participant, by his/her execution of this Agreement and in acceptance of the Award, acknowledges that he/she has been given a copy of the Plan, a copy of which is attached, and agrees to be bound by all the terms, conditions and restrictions relating to the Stock Award as set forth herein and in the Plan. Capitalized terms used herein shall have the meaning set forth in the Plan.

1.	Acceptance of Stock Award. Upon acceptance of this Stock Award by the Participant, of BPFH Restricted Stock will be issued electronically and allocated to the Participant’s Stock Plan Administration System account. The shares of Restricted Stock so accepted shall be held in this account as granted by the Company through the vesting dates noted in Paragraph 3, below. Upon vesting, certificates shall be issued and delivered to the Participant at the Participant’s request. The Participant’s name shall be entered as the stockholder of record on the books of the Company as of the Date of Award. The Participant shall have all rights of a shareholder with respect to such shares, including voting and dividend rights subject to the restrictions and conditions specified in Paragraph 2 below.

2.	Restrictions and Conditions. The shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Participant prior to vesting.

3.	Vesting of Restricted Stock. The restrictions and conditions of this Agreement shall lapse on the third anniversary of the date of Grant. Subsequent to such Vesting Date, the shares of Stock on which all restrictions and conditions of this Agreement have lapsed shall no longer be deemed Restricted Stock. The Committee may at any time accelerate the vesting schedule specified in this Paragraph 3 as it deems appropriate and in the best interests of the Company.

4.	Termination of Employment. If the employment of the Participant is terminated due to death or disability prior to the vesting of shares of Restricted Stock granted herein, all restrictions shall lapse and such shares shall automatically become fully vested. Unless the Committee determines otherwise, in cases of voluntary resignation or dismissal for cause, all unvested shares of the Stock Award shall be forfeited if the Participant terminates prior to the lapsing of restrictions as described in Paragraph 3.

5.	Change in Control. In the event of a Change in Control of the Company any restrictions and conditions on shares of Stock subject to this Award shall be deemed waived by the Committee and such shares shall automatically become fully vested subject to the provisions of the Plan.

6.	Dividends. Dividends on shares of Restricted Stock shall be paid to the Participant when declared by the Company, unless the Participant shall provide the Committee with written instructions as to the waiver, deferral, or reinvestment of such dividends.

7.	Non-Transferability. This Stock Award will be non-transferable and accordingly shall not be assignable, alienable, saleable or otherwise transferable by the Participant other than by will or the laws of descent and distribution. If so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the Participant’s rights and receive any distributions under this Plan upon the Participant’s death.

8.	Tax Withholding. The Participant shall, not later than the date as of which the receipt of this Stock Award becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. With the consent of the Committee, the Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (a) authorizing the Company to withhold from shares of Stock to be issued, or (b) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8a.	Election Under Section 83(b). The Participant and the Company hereby agree that the Participant may, within 30 days following the acceptance of this Award as provided in Paragraph 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code.

9.	Miscellaneous. This Agreement does not confer upon the Participant any rights with respect to continuance of employment by the Company or any Subsidiary. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Date of Award.

BY:	DATE:
Participant

BY:	DATE:
Boston Private Financial Holdings, Inc.